CERTIFICATE OF CONVERSION

OF

EVERGREEN PACKAGING INC.

TO

EVERGREEN PACKAGING LLC

This Certificate of Conversion to a Limited Liability Company, dated as of December 7, 2017, has been duly executed and is being filed by Evergreen Packaging Inc., a Delaware corporation (the “Company”), to convert the Company to a Delaware limited liability company pursuant to Section 18-214 of the Delaware Limited Liability Company Act.
1.The Company’s name immediately prior to the filing of this Certificate of Conversion to a Limited Liability Company was Evergreen Packaging Inc.
2.    The Company filed its original Certificate of Incorporation with the Secretary of State of the State of Delaware and was first incorporated on December 5, 2006 in the State of Delaware, and was incorporated in the State of Delaware immediately prior to the filing of this Certificate of Conversion to a Limited Liability Company.
3.    The name of the Delaware limited liability company into which the Company shall be converted as set forth in its Certificate of Formation is Evergreen Packaging LLC.
4.    The conversion of the Company to the Delaware limited liability company has been approved in accordance with the provisions of Sections 141(f), 228 and 266 of the General Corporation Law of the State of Delaware.
5.    The conversion of the Company to the Delaware limited liability company shall be effective on January 1, 2018.

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Signature page follows.]
IN WITNESS WHEREOF, the undersigned has executed this Certificate of Conversion to a Limited Liability Company as of the date first-above written.
EVERGREEN PACKAGING INC.

By:    /s/ Mark Lightfoot
Mark Lightfoot,
Vice President, Secretary
and General Counsel

Step 1b – Certificate of Conversion of EPI